Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Jim Thomson	Andrea Miner
Chief Financial Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Corporation Announces First Quarter Fiscal 2004 Results

     Tempe, Arizona, May 13, 2004/PRNewswire/ — Rockford Corporation (NASDAQ:ROFO) today reported results for the first quarter ended March 31st, 2004. Net sales during the quarter remained relatively flat at $40.6 million versus $40.4 million in the year-ago quarter. Rockford reported a loss per diluted share during the period of $(0.60) versus a year-ago loss of $(0.11) per share.

     Gary Suttle, president and chief executive officer of Rockford said, “We experienced extremely strong demand for our products, particularly our new products introduced at CES, during the quarter despite a continued soft but slowly improving environment for our industry. Unfortunately, as noted in our press release relating to 2003 results, development and initial production of our new products was delayed and we underestimated the market’s demand for our products. The combination of delayed product and unexpectedly large demand stressed our production lines. As a result, we experienced a disruption in both manufacturing process and our supply chain during the quarter. These disruptions affected both our sales and, to an even greater extent, our margins.”

     Mr. Suttle continued, “In order to satisfy the market demand, we chose to expedite shipping, re-work parts rather than wait for new parts and push production forward as rapidly as possible. These choices significantly increased our costs and reduced our efficiency levels, driving down our gross margins. They reflected our decision to do everything we could to satisfy the needs of our customers. While our near-term profitability suffered dramatically, we are confident that we have chosen the proper course of action to build and maintain our relationships with our customers and, therefore, for our long-term success. We believe that our efforts to normalize production at rates required by market demand, combined with a modest restructuring to better coordinate design, production, and our network of suppliers, should allow us to return to substantially higher efficiency levels by the close of the second quarter.”

     Gross margin during the first quarter decreased by 1260 basis points to 21.1% versus the year-ago level of 33.7%. This was attributable to the initial delays in production of our new products and the subsequent disruption in manufacturing and supply chains when production commenced and market demand required even greater production than expected. These events created higher expenses, such as the use of expedited in-bound freight and efficiency declines, but they were necessary to facilitate unexpectedly high unit production schedules.

     Selling General and Administrative expenses were $16.4 million or 40.3% of sales during the quarter, versus 39.2% in the same period of 2003. While the absolute level of expenses was in line with

Rockford’s expectation, the slip of some sales from the first quarter to the second quarter because of the production delays discussed above caused the percentage to be higher than planned.

     Inventories at the close of the quarter increased 25.1% to $47.4 million versus $37.9 million at the close of the prior quarter. The increase was primarily due to increased raw material requirements needed to continue high rates of production of the new products. Omnifi inventory also accounted for a $2.5 million increase in inventory.

     Mr. Suttle commented, “While we continue to believe that our wireless products are truly revolutionary, the market has demonstrated that consumer education with respect to the category and our products will take time. We have revised our expectation for revenues of these products to a range of $3-$4 million in fiscal 2004 versus prior expectations of $10-$12 million. While our inventory build has utilized working capital, because this is cutting edge product we expect that we will be able to sell this inventory within a reasonable time.”

     With respect to accounts receivable, Days’ Sales Outstanding remained relatively flat year over year, increasing 0.6 days to 79.7 days versus 79.1 days in the year-ago period. Rockford is satisfied that the quality of its receivables is excellent and that reserve levels are appropriate.

     Gary Suttle concluded, “While we are certainly disappointed with the financial performance our delayed products and manufacturing disruptions created, we are nonetheless enthusiastic about our longer term prospects. We believe that we may have an opportunity to reach break-even profitability for the full year; however, visibility of the third and fourth quarter is uncertain at this time. We will be working to take advantage of the opportunity we have to capture significant market share in both our core aftermarket mobile audio business and our OEM business, which is now running solidly ahead of last year.”

About Rockford Corporation

Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lightning Audio, MB Quart, Q-Logic, InstallEdge.com, Omnifi and SimpleDevices brand names. Rockford’s professional audio and home theatre products are marketed under the Hafler, Fosgate Audionics, MB Quart, and Omnifi brand names.

Forward-looking Statement Disclosure

In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

We are currently in the process of introducing new products that replace a substantial portion of our core Rockford-Fosgate product line. Although we have experienced strong initial demand for these products, production delays have kept us from filling all of this demand and we are too early in the product cycle to know what final demand will be. While we are undertaking significant efforts to make up for the production delays, we may incur significantly increased costs as a result. Despite our efforts, we may not satisfy the demand and our customers may turn to alternative suppliers and products. In addition, overall demand for aftermarket mobile audio products continues to be weak and it is not clear whether our core consumers are ready to increase their spending on mobile audio. As a result of these or other risk factors, including those discussed in our SEC filings, our sales and earnings may fall below our expectations.

For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.1 to our Annual Report on Form 10-K for the Fiscal Year ended

December 31, 2003, filed with the SEC on March 30, 2004. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Consolidated Statements of Operations Data, First Quarter Results

For the Three Months Ended March 31, 2004 and March 31, 2003
($000s omitted except per share amounts)

	Actual
	Three Months Ended
	March 31,
	2004	2003
Net sales	$40,628	$40,414
Cost of goods sold	32,061	26,785

Gross profit	8,567	13,629
Selling, general, and administrative	16,369	15,840

Operating income	(7,802)	(2,211)
Interest and other (income) expense, net	605	(48)

Income before income taxes	(8,407)	(2,163)
Income tax expense	(2,843)	(1,047)

Net income before Minority Interest	$(5,564)	$(1,116)

Minority Interest	(161)	(170)

Net Income	$(5,403)	$(946)

Net income per share:
Basic	$(.60)	$(0.11)

Diluted	$(.60)	$(0.11)

Shares used to calculate net income per share:
Basic	9,014	8,881

Diluted	9,014	8,881

Rockford Corporation
Consolidated Balance Sheets
At March 31, 2004 and December 31, 2003
($000s)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash	$—	$716
Accounts receivable, net	35,962	31,820
Inventories, net	47,395	37,925
Prepaid expenses and other current assets	15,765	13,014

Total current assets	99,122	83,475
Property and equipment, net	16,517	16,296
Goodwill, net	7,072	7,118
Other long term assets	2,718	2,138

Total assets	$125,429	$109,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank Overdraft	$2,248	$—
Accounts payable	27,143	9,419
Short term debt and current portion of long term debt[1]	25,892	24,345
Accrued warranty	4,803	4,789
Other accrued liabilities	7,551	6,784

Total current liabilities	67,637	45,337
Minority Interest	321	483
Stockholders’ equity:
Common stock	91	90
Additional paid-in-capital	36,289	36,228
Retained Earnings	18,129	23,534
Accumulated other comprehensive income / (expense)	2,962	3,355

Total stockholders’ equity	57,471	63,207

Total liabilities and stockholders’ equity	$125,429	$109,027

[1] The Congress Facility requires that Rockford maintain blocked lock box accounts, whereby Congress takes possession of all cash receipts and these amounts are applied to reduce the debt outstanding. In accordance with EITF 95-22:Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement, the outstanding balance as at March 31, 2004 on the Congress Facility is recorded as short-term.